                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No.3)(1)


                          HOLLYWOOD CASINO CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                         COMMON STOCK, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    436132203
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
          |_| Rule 13d-1(b)
          |X| Rule 13d-1(c)
          |_| Rule 13d-1(d)


                                         (Continued on the following pages)

                                                 (Page 1 of 8 Pages)


--------------------------------
       (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No.  436132203                                           Page 2 of 8 Pages
________________________________________________________________________________
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR Investment Partners, L.P.
________________________________________________________________________________
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                   (b) |X|

________________________________________________________________________________
     3       SEC USE ONLY



________________________________________________________________________________
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware

________________________________________________________________________________
  NUMBER OF        5    SOLE VOTING POWER

    SHARES              0 COMMON STOCK, $.0001 par value
                   _____________________________________________________________
 BENEFICIALLY      6    SHARED VOTING POWER

OWNED BY EACH           None
                   _____________________________________________________________
  REPORTING        7    SOLE DISPOSITIVE POWER

   PERSON               0 COMMON STOCK, $.0001 par value
                   _____________________________________________________________
    WITH           8    SHARED DISPOSITIVE POWER

                        None
________________________________________________________________________________
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 COMMON STOCK, $.0001 par value

________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          |_|


________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0% COMMON STOCK, $.0001 par value

________________________________________________________________________________

12    TYPE OF REPORTING PERSON *

      PN
________________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 436132203                                            Page 3 of 8 Pages
________________________________________________________________________________
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR Group, L.P.
________________________________________________________________________________
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                (b) |X|

________________________________________________________________________________
     3       SEC USE ONLY



________________________________________________________________________________
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware

________________________________________________________________________________
  NUMBER OF         5    SOLE VOTING POWER

    SHARES               0 COMMON STOCK, $.0001 par value
                    ____________________________________________________________
 BENEFICIALLY       6    SHARED VOTING POWER

OWNED BY EACH            None
                    ____________________________________________________________
  REPORTING         7    SOLE DISPOSITIVE POWER

   PERSON                0 COMMON STOCK, $.0001 par value
                    ____________________________________________________________
    WITH            8    SHARED DISPOSITIVE POWER

                         None
________________________________________________________________________________
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 COMMON STOCK, $.0001 par value

________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|


________________________________________________________________________________

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0% COMMON STOCK, $.0001 par value
________________________________________________________________________________

12   TYPE OF REPORTING PERSON *

     PN
________________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 436132203                                            Page 4 of 8 Pages
________________________________________________________________________________
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR Capital Management, Inc.
________________________________________________________________________________
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                  (b) |X|

________________________________________________________________________________
     3       SEC USE ONLY



________________________________________________________________________________
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware

________________________________________________________________________________
  NUMBER OF        5    SOLE VOTING POWER

    SHARES               0 COMMON STOCK, $.0001 par value
                   _____________________________________________________________
 BENEFICIALLY      6    SHARED VOTING POWER

OWNED BY EACH           None
                   _____________________________________________________________
  REPORTING        7    SOLE DISPOSITIVE POWER

    PERSON              0 COMMON STOCK, $.0001 par value
                   _____________________________________________________________
     WITH          8    SHARED DISPOSITIVE POWER

                        None

________________________________________________________________________________
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 COMMON STOCK, $.0001 par value

________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|



________________________________________________________________________________

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0% COMMON STOCK, $.0001 par value
________________________________________________________________________________

12   TYPE OF REPORTING PERSON *

     CO
________________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).    Name of Issuer:
              --------------

              HOLLYWOOD CASINO CORPORATION.

Item 1(b).    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

              Two Galleria Tower, Suite 2200
              13455 Noel Road, LB 48
              Dallas, TX

Item 2(a).    Names of Person Filing:

              Par Investment Partners, L.P.
              Par Group, L.P.
              Par Capital Management, Inc.

Item 2(b).    Business Mailing Address for the Person Filing:
              ----------------------------------------------

              Par Capital Management, Inc.
              One International Place, Suite 2401
              Boston, MA 02110

Item 2(c).    Citizenship:

              State of Delaware

Item 2(d).    Title of Class of Securities:

              COMMON STOCK, $.0001 par value

Item 2(e).    CUSIP Number:
              ------------

              436132203

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              Not Applicable

Item 4.  Ownership:
         ---------

             (a) Amount Beneficially Owned:
                     0 COMMON STOCK, $.0001 par value

             (b) Percent of Class:
                     0.0% COMMON STOCK, $.0001 par value

             (c) Number of shares as to which such person has:

                  (i)   0 COMMON STOCK, $.0001 par value

                  (ii)  shared power to vote or to direct the vote:
                  (iii) sole power to dispose or to direct the
                        disposition of: 0 COMMON STOCK, $.0001 par value

                  (iv)  shared power to dispose or to direct the disposition of:

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------


      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
         -----------------------------------------------------------------------

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

                  Not Applicable

Item 9.  Notice of Dissolution of Group:
         ------------------------------

                  Not Applicable

Item 10. Certification:
         -------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 17, 2004

                                 PAR INVESTMENT PARTNERS, L.P.
                                 By: PAR GROUP, L.P.
                                     its general partner
                                 By: PAR CAPITAL MANAGEMENT, INC.
                                     its general partner

                                 By: /s/ Frederick S. Downs, Jr.
                                     -------------------------------------------
                                     Frederick S. Downs, Jr., Vice President


                                 PAR GROUP, L.P.
                                 By: PAR CAPITAL MANAGEMENT, INC.,
                                     its general partner

                                 By: /s/ Frederick S. Downs, Jr.
                                     -------------------------------------------
                                     Frederick S. Downs, Jr., Vice President


                                 PAR CAPITAL MANAGEMENT, INC.

                                 By: /s/ Frederick S. Downs, Jr.
                                     -------------------------------------------
                                     Frederick S. Downs, Jr., Vice President

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the COMMON STOCK, $.0001 par value HOLLYWOOD CASINO CORPORATION and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 17th day of February, 2004.

                                    PAR INVESTMENT PARTNERS, L.P.
                                    By: PAR GROUP, L.P.
                                        its general partner
                                    By: PAR CAPITAL MANAGEMENT, INC.
                                        its general partner
                                    By: /s/ Frederick S. Downs, Jr.
                                        ----------------------------------------
                                        Frederick S. Downs, Jr., Vice President


                                    PAR GROUP, L.P.
                                    By: PAR CAPITAL MANAGEMENT, INC.,
                                        its general partner

                                    By: /s/ Frederick S. Downs, Jr.
                                        ----------------------------------------
                                        Frederick S. Downs, Jr., Vice President


                                    PAR CAPITAL MANAGEMENT, INC.

                                    By: /s/ Frederick S. Downs, Jr.
                                        ----------------------------------------
                                        Frederick S. Downs, Jr., Vice President